Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the ev3 Inc. Employee Stock Purchase Plan (As Amended and Restated on December 10, 2009) of our reports dated February 26, 2009, with respect to the consolidated financial statements and schedule of ev3 Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of ev3 Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
December 14, 2009